EXHIBIT 99


MANAGEMENT'S REPORT
Savannah Electric and Power Company 2001 Annual Report


The management of Savannah Electric and Power Company has prepared--and is responsible for--the financial statements and related information included in this report. These statements were prepared in accordance with accounting principles generally accepted in the United States and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

     The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that accounting records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

     The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

     The audit committee of the board of directors, composed of five independent directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls and financial reporting matters. The internal auditors and the independent public accountants have access to the members of the audit committee at any time.

     Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

     In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Savannah Electric and Power Company in conformity with accounting principles generally accepted in the United States.


/s/Anthony R. James
Anthony R. James
President
and Chief Executive Officer


/s/K.R. Willis
K. R. Willis
Vice President,
Treasurer, Chief Financial Officer
and Assistant Secretary

February 13, 2002

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Savannah Electric and Power Company:


We have audited the accompanying balance sheets and statements of capitalization of Savannah Electric and Power Company (a Georgia corporation and a wholly owned subsidiary of Southern Company) as of December 31, 2001 and 2000, and the related statements of income, common stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements (pages 12-26) referred to above present fairly, in all material respects, the financial position of Savannah Electric and Power Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

    As explained in Note 1 to the financial statements, effective January 1, 2001, Savannah Electric and Power Company changed its method of accounting for derivative instruments and hedging activities.




/s/Arthur Andersen LLP
Atlanta, Georgia
February 13, 2002

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION
Savannah Electric and Power Company 2001 Annual Report


RESULTS OF OPERATIONS
---------------------

Earnings

Savannah Electric and Power Company's net income for 2001 totaled $22.1 million, representing a decrease of $0.9 million or 3.9 percent from the prior year. Earnings were down primarily due to lower retail revenues.

     In 2000, earnings were $23.0 million, representing no significant change from the prior year.

Revenues

Total operating revenues for 2001 were $283.9 million, reflecting a 4.0 percent decrease when compared to 2000. The following table summarizes the factors affecting operating revenues for the past two years:

                                                  Increase (Decrease)
                                    Amount          From Prior Year
                               --------------------------------------
                                     2001           2001       2000
                               --------------------------------------
                                          (in thousands)
    Retail --
       Base Revenues              $159,839    $  (1,968)     $9,272
       Fuel cost recovery
         and other                 109,333       (11,482)    31,085
    -----------------------------------------------------------------
    Total retail                   269,172       (13,450)    40,357
    -----------------------------------------------------------------
    Sales for resale --
       Non-affiliates                8,884         4,136      1,353
       Affiliates                    3,205        (1,769)       823
    -----------------------------------------------------------------
    Total sales for resale          12,089         2,367      2,176
    -----------------------------------------------------------------
    Other operating revenues         2,591          (783)     1,591
    -----------------------------------------------------------------
    Total operating revenues      $283,852      $(11,866)   $44,124
    =================================================================
    Percent change                                  (4.0)%     17.5%
    -----------------------------------------------------------------

     Retail revenues decreased 4.8 percent or $13.5 million in 2001 as compared to 2000. The primary contributors to the decrease were the negative impact of mild weather on energy sales and a decrease in fuel revenues, partially due to a lower average cost of fuel consumed.

     Electric rates include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. Under these fuel recovery provisions, fuel revenues generally equal fuel expenses--including the fuel component of purchased energy--and do not affect net income. However, cash flow is affected by the economic loss from untimely recovery of these receivables. In May 2001, the Company implemented a Fuel Cost Recovery (FCR) rate increase under a Georgia Public Service Commission
(GPSC) rate order. The order established a new fuel rate to better reflect current fuel costs and to collect the under-recovered balance. The GPSC-approved FCR anticipated a three year recovery of the under-recovered fuel balance. Due to the current year decreases in fuel costs, the Company recovered approximately 70 percent of this balance by year-end 2001.

     Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. These transactions do not have a significant impact on earnings.

     Sales to affiliated companies within the Southern electric system vary from year to year depending on demand and the availability and cost of generating resources at each company. These energy sales do not have a significant impact on earnings.

Energy Sales

Changes in revenues are influenced heavily by the amount of energy sold each year. Kilowatt-hour (KWH) sales for 2001 and the percent change by year were as follows:
                           KWH            Percent Change
                       -------------    -------------------
                           2001           2001      2000
                       -------------    -------------------
                        (in millions)
Residential                   1,659       (0.7)%     5.8%
Commercial                    1,388        1.4       6.3
Industrial                      788       (1.6)     12.2
Other                           134       (1.4)      2.5
                       -------------
Total retail                  3,969       (0.2)      7.1
Sales for resale --
  Non-affiliates                111       43.4      50.3
  Affiliates                     88       (1.0)     15.1
                       -------------
Total                         4,168        0.6%      7.8%
===========================================================

     Total retail energy sales in 2001 decreased slightly from the prior year. Residential sales decreased reflecting mild weather, somewhat offset by continued growth in customers. Industrial sales decreased reflecting a slowing of the economy. Commercial energy sales increased 1.4 percent reflecting continued customer growth.

Savannah Electric and Power Company 2001 Annual Report


     In 2000, total retail energy sales were up by 7.1 percent from the prior year, reflecting increased energy sales of 12.2 percent to industrial customers due to the re-opening of an industrial facility under new ownership. Residential and commercial energy sales also increased reflecting weather related demand and customer growth.

Expenses

Total operating expenses for 2001 were $234.3 million, a decrease of $9.0 million from the prior year due primarily to decreases in fuel expense and purchased power from both affiliates and non-affiliates. The decrease in fuel expense is attributable to a decrease in generation and lower fuel costs. Purchased power decreased due principally to lower energy costs. Other operation expense was lower reflecting decreased costs associated with discontinuation of a marketing program and lower administrative and general expenses. Maintenance expense increased from 2000 reflecting higher power delivery costs to support improved customer reliability.

     In 2000, total operating expenses were $243.3 million, an increase of $41.8 million from the prior year. This increase was due primarily to increases in purchased power from both affiliates and non-affiliates and fuel expense. Purchased power increased due principally to higher energy costs. Other operation expense was higher reflecting increased benefit expenses. Maintenance expense increased from 1999 reflecting higher power delivery and power generation maintenance costs to support improved customer reliability and unit availability, respectively. Depreciation and amortization increased reflecting additional depreciation charges related to the GPSC accounting order. See Note 3 to the financial statements for additional information on the GPSC's 1998 accounting order.

     Fuel and purchased power costs constitute the single largest expense for the Company. The mix of energy supply is determined primarily by system load, the unit cost of fuel consumed, and the availability of units.

     The amount and sources of energy supply and the total average cost of energy supply were as follows:

                                          2001     2000     1999
                                       --------------------------
Total energy supply
   (millions of KWHs)                    4,310    4,286    4,039
Sources of energy supply
   (percent) --
     Coal                                   50       52       45
     Oil                                     1        2        2
     Gas                                     3        5       10
     Purchased Power                        46       41       43
Total average cost of
   energy supply (cents)                  2.87     3.09     2.44
-----------------------------------------------------------------

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in utility plant with long economic lives. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and trust preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

General

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from energy sales growth to a less regulated, more competitive environment.

     Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. These factors include weather, competition, new short and long-term contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the Company's service area.

Savannah Electric and Power Company 2001 Annual Report


     The Company currently operates as a vertically integrated utility providing electricity to customers within the traditional service area of southeastern Georgia. Prices for electricity provided by the Company to retail customers are set by the GPSC. Prices for electricity relating to jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power are set by the Federal Energy Regulatory Commission (FERC).

     As part of the Company's retail rate settlement in 1992, it was informally agreed that the Company's earned rate of return on common equity should be 12.95 percent. In 1998, the GPSC issued a four-year accounting order settling its review of the Company's earnings. See Note 3 to the financial statements for additional information.

     Southern Power Company, a new Southern Company affiliate formed in 2001 to construct, own, and manage wholesale generating assets in the Southeast, is currently constructing two 566 megawatt combined cycle units at Plant Wansley to begin operation in 2002. The GPSC has certified the Company's purchase of 200 megawatts of capacity from these units to serve its retail customers for approximately seven years.

     The Company filed a base rate case on November 30, 2001 for the first time since 1985. The primary reason for this base rate case is to recover significant new costs related to the Plant Wansley power purchase agreement beginning June 2002, as well as other operation and maintenance expense changes. The requested increase is 7.6 percent of total rates (base plus fuel). In the filing, the Company announced it would file for a fuel decrease in early 2002 to offset most, if not all, of the base rate increase.

     The Company is involved in various matters being litigated. See Note 3 to the financial statements for information regarding material issues that could possibly affect future earnings.

     Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed under "Environmental Matters."

Industry Restructuring

The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows independent power producers (IPPs) to access the Company's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for industrial and commercial customers and sell energy generation to other utilities. Also, electricity sales for resale rates are affected by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers.

     Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While the GPSC has held workshops to discuss retail competition and industry restructuring, there has been no proposed or enacted legislation to date in Georgia. Enactment would require numerous issues to be resolved, including significant ones relating to recovery of any stranded investments, full cost recovery of energy produced, and other issues related to the energy crisis that occurred in California. As a result of that crisis, many states have either discontinued or delayed implementation of initiatives involving retail deregulation. The Company does compete with other electric suppliers within the state. In Georgia, most new retail customers with at least 900 kilowatts of connected load may choose their electricity supplier.

     In December 1999, the FERC issued its final rule on Regional Transmission Organizations (RTOs). The order encouraged utilities owning transmission systems to form RTOs on a voluntary basis. Southern Company and its operating companies, including the Company, have submitted a series of status reports informing the

Savannah Electric and Power Company 2001 Annual Report


FERC of progress toward the development of a Southeastern RTO. In these status reports, Southern Company explained that it is developing a for-profit RTO known as SeTrans with a number of non-jurisdictional cooperative and public power entities. Recently, Entergy Corporation and Cleco Power joined the SeTrans development process. In January 2002, the sponsors of SeTrans held a public meeting to form a Stakeholder Advisory Committee, which will participate in the development of the RTO. Southern Company continues to work with the other sponsors to develop the SeTrans RTO. The creation of SeTrans is not expected to have a material impact on Southern Company's financial statements. The outcome of this matter cannot now be determined.

Accounting Policies

Critical Policy

The Company's significant accounting policies are described in Note 1 to the financial statements. The Company's most critical accounting policy involves rate regulation. The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

New Accounting Standards

Effective January 2001, the Company adopted FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Statement No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement requires that certain derivative instruments be recorded in the balance sheet as either an asset or liability measured at fair value, and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met. See
Note 1 to the financial statements under "Financial Instruments" for additional information. The impact on net income in 2001 was not material. An additional interpretation of Statement No. 133 will result in a change -- effective April 1, 2002 -- in accounting for certain contracts related to fuel supplies that contain quantity options. These contracts will be accounted for as derivatives and marked to market. However, due to the existence of the Company's cost-based fuel recovery clause, this change is not expected to have a material impact on net income.

     On June 1, 2001, the Company implemented a natural gas/oil hedging program which was ordered by the GPSC as part of the fuel cost recovery increase filing. The maximum annual dollar amount of the hedges recoverable through the fuel cost recovery clause is 10 percent of the annual gas/oil budget or $1.5 million for 2001 and $2.4 million for 2002.

     In June 2001, the FASB issued Statement No. 142, Goodwill and Other Intangible Assets, which establishes new accounting and reporting standards for acquired goodwill and other intangible assets and supersedes Accounting Principles Board Opinion No. 17. Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets -- but not those acquired in a business combination -- should be accounted for upon acquisition and on an ongoing basis. Goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, which are no longer limited to 40 years. The Company adopted Statement No. 142 in January 2002 with no material impact on the financial statements.

     Also in June 2001, the FASB issued Statement No. 143, Asset Retirement Obligations, which establishes new accounting and reporting standards for legal obligations associated with retiring assets, including decommissioning of nuclear plants. The liability for an asset's future retirement must be recorded in the period in which the liability is incurred. The cost must be capitalized as part of the related long-lived asset and depreciated over the asset's useful life. Changes in the liability resulting from the passage of time will be recognized as operating expenses. Statement No. 143 must be adopted by January 1, 2003. The Company has not yet quantified the impact of adopting Statement No. 143 on its financial statements.

Savannah Electric and Power Company 2001 Annual Report


FINANCIAL CONDITION
-------------------

Overview

The principal change in the Company's financial condition in 2001 was the addition of $31.3 million to utility plant. The funds needed for gross property additions are currently provided from operating activities, principally from earnings, and non-cash charges to income such as depreciation and deferred income taxes and from financing activities. See Statements of Cash Flows for additional information.

Credit Rating Risk

The Company does not have any credit agreements that would require material changes in payment schedules or terminations as a result of a credit rating downgrade.

Exposure to Market Risks

Due to cost-based regulation, the Company has limited exposure to market volatility in interest rates, commodity fuel prices, and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. At December 31, 2001, exposure from these activities was not material to the Company's financial statements. Also, if the Company sustained a 100 basis point change in interest rates for all variable rate long-term debt, the change would affect annualized interest expense by approximately $0.2 million at December 31, 2001. Fair values of changes in energy trading contracts and year-end valuations are as follows:

                                                  Changes
                                              During the Year
                                           -------------------
                                               Fair Value
--------------------------------------------------------------
                                               (in thousands)
Contracts beginning of year                        $    36
Contracts realized or settled                          (32)
New contracts at inception                               -
Changes in valuation techniques                          -
Current period changes                              (1,057)
--------------------------------------------------------------
Contracts end of year                              $(1,053)
==============================================================

                                       Source of Year-End
                                        Valuation Prices
                              ---------------------------------
                                                  Maturity
                                 Total     --------------------
                               Fair Value    Year 1   1-3 Years
---------------------------------------------------------------
                                       (in thousands)
---------------------------------------------------------------
Actively quoted                 $(1,053)    $(1,051)      $(2)
External sources                      -           -         -
Models and other
  methods                             -           -         -
---------------------------------------------------------------
Contracts end of Year           $(1,053)    $(1,051)      $(2)
===============================================================

     For additional information, see Note 1 to the financial statements under "Financial Instruments."

Capital Structure

As of December 31, 2001, the Company's capital structure consisted of 46.8 percent common stockholder's equity, 10.6 percent trust preferred securities, and 42.6 percent long-term debt, excluding amounts due within one year.

     Maturities and retirements of long-term debt were $50.7 million in 2001, $0.4 million in 2000, and $16.2 million in 1999.

     In May 2001, the Company issued $20 million of series B 5.12% senior notes maturing in 2003 and $45 million of series C 6.55% senior notes maturing in 2008. The Company used these proceeds to redeem its $20 million 6 3/8 Series First Mortgage Bonds due in 2003, to repay long-term bank loans in the amount of $30 million, and to repay a portion of its short-term indebtedness.

     The composite interest rates and dividend rates for the years 1999 through 2001 as of year-end were as follows:

                                      2001       2000       1999
                                  -------------------------------
Composite interest rates
   on long-term debt                  5.9%       6.6%       6.4%
Trust preferred securities
   dividend rate                      6.9%       6.9%       6.9%
-----------------------------------------------------------------

Capital Requirements for Construction

The Company's projected construction expenditures for the next three years total $115.7 million ($34.8 million in 2002, $37.6 million in 2003, and $43.3 million in 2004). Actual construction costs may vary from this estimate because of

Savannah Electric and Power Company 2001 Annual Report


factors such as changes in: business conditions; environmental regulations; load projections; the cost and efficiency of construction labor, equipment and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered. Construction and upgrading of new and existing transmission and distribution facilities and upgrading of generating plants will be continuing.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $22.5 million will be needed by the end of 2004 for maturities of long-term debt and present sinking fund requirements.

    Capital requirements, lease obligations, and purchase commitments - discussed in Notes 4 and 6 to the financial statements -- are as follows:

                                 2002         2003       2004
 ----------------------------------------------------------------
                                       (in thousands)
Notes                          $    -      $20,000     $    -
Bonds -
    First mortgage                436           -           -
    Pollution control               -           -           -
Leases -
    Capital                       742         688         627
    Operating                     429         429         429
Purchase commitments
    Fuel                       34,000         300         300
    Purchased power             9,944      13,640      13,656
----------------------------------------------------------------

     Credit arrangements at the beginning of 2002, are as follows:

                                   Expires
                         ---------------------------------
 Total                   2002              2003
 ---------------------------------------------------------
                         (in thousands)
 $65,500              $45,500           $20,000
----------------------------------------------------------

     For additional information, see Note 6 to the financial statements under "Bank Credit Arrangements".

Environmental Matters

On November 3, 1999, the Environmental Protection Agency (EPA) brought a civil action in the U.S. District Court against Alabama Power, Georgia Power, and the system service company. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The EPA concurrently issued to Southern Company's operating companies a notice of violation related to 10 generating facilities, which includes the five facilities mentioned previously and the Company's Plant Kraft. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Mississippi Power, and the Company as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution control equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. The U.S. District Court in Georgia granted Alabama Power's motion to dismiss for lack of jurisdiction in Georgia and granted the system service company's motion to dismiss on the grounds that it neither owned nor operated the generating units involved in the proceedings. The court granted the EPA's motion to add the Company as a defendant, but it denied the motion to add Gulf Power and Mississippi Power based on lack of jurisdiction over those companies. The court directed the EPA to re-file its amended complaint limiting claims to those brought against Georgia Power and the Company. The EPA re-filed those claims as directed by the court. Also, the EPA re-filed its claims against Alabama Power in U.S. District Court in Alabama. It has not re-filed against Gulf Power, Mississippi Power, or the system service company. The Alabama Power, Georgia Power, and the Company's cases have been stayed since the spring of 2001, pending a ruling by the U.S. Court of Appeals for the Eleventh Circuit in the appeal of a very similar New Source Review enforcement action against the Tennessee Valley Authority (TVA). The TVA case involves many of the same legal issues raised by the actions against Alabama Power, Georgia Power, and the Company. Because the outcome of

Savannah Electric and Power Company 2001 Annual Report


the TVA case could have a significant adverse impact on Alabama Power and Georgia Power, both companies are parties to that case as well. The U.S. District Court in Alabama has indicated that it will revisit the issue of a continued stay in April 2002. The U.S. District Court in Georgia is currently considering a motion by the EPA to reopen the Georgia case. Georgia Power and the Company have opposed that motion.

     The Company believes that it complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day. An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

     In November 1990, the Clean Air Act Amendments of 1990 (Clean Air Act) were signed into law. Title IV of the Clean Air Act--the acid rain compliance provision of the law--significantly affected the Company and other subsidiaries of Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants were required in two phases. Phase I compliance began in 1995. Southern Company's subsidiaries, including the Company, achieved Phase I compliance at the affected plants by primarily switching to low-sulfur coal and with some equipment upgrades. The construction expenditures for Phase I compliance totaled approximately $2 million for the Company.

    Phase II sulfur dioxide compliance was required in 2000. Southern Company used emission allowances and fuel switching to comply with Phase II requirements. Phase II compliance had no significant impact on the Company.

     A significant portion of costs related to the acid rain and ozone non-attainment provisions of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

     In July 1997, the EPA revised the national ambient air quality standards for ozone and particulate matter. This revision made the standards significantly more stringent. In the subsequent litigation of these standards, the U.S. Supreme Court found the EPA's implementation program for the new ozone standard unlawful and remanded it to the EPA. In addition, the Federal District of Columbia Circuit Court of Appeals is considering other legal challenges to these standards. If the standards are eventually upheld, implementation could be required by 2007 to 2010.

     In September 1998, the EPA issued regional nitrogen oxide reduction rules to the states for implementation. The final rule affects 21 states, including Georgia. Compliance is required by May 31, 2004 for most states. For Georgia, further rulemaking was required, and proposed compliance was delayed until May 1, 2005.

     In December 2000, having completed its utility studies for mercury and other hazardous air pollutants (HAPS), the EPA issued a determination that an emission control program for mercury and, perhaps, other HAPS is warranted. The program is being developed under the Maximum Achievable Control Technology provisions of the Clean Air Act, and the regulations are scheduled to be finalized by the end of 2004 with implementation to take place around 2007. In January 2001, the EPA proposed guidance for the determination of Best Available Retrofit Technology (BART) emission controls under the Regional Haze Regulations. Installation of BART controls is expected to take place around 2010. Litigation of the Regional Haze Regulations, including the BART provisions, is ongoing in the Federal District of Columbia Circuit Court of Appeals. A court decision is expected in mid-2002.

     Implementation of the final state rules for these initiatives could require substantial further reductions in nitrogen oxide and sulfur dioxide and reductions in mercury and other HAPS emissions from fossil-fired generating facilities and other industries in these states. Additional compliance costs and capital expenditures resulting from the implementation of these rules and standards cannot be determined until the results of legal challenges are known, and the states have adopted their final rules.

Savannah Electric and Power Company 2001 Annual Report


     In October 1997, the EPA issued regulations setting forth requirements for Compliance Assurance Monitoring (CAM) in its state and federal operating permit programs. These regulations were amended by the EPA in March 2001 in response to a court order resolving challenges to the rules brought by environmental groups and industry. Generally, this rule affects the operation and maintenance of electrostatic precipitators and could involve significant additional ongoing expense.

     The EPA and state environmental regulatory agencies are reviewing and evaluating various other matters including: control strategies to reduce regional haze; limits on pollutant discharges to impaired waters; cooling water intake restrictions; and hazardous waste disposal requirements. The impact of any new standards will depend on the development and implementation of applicable regulations.

     The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur substantial costs to clean up properties. The Company conducts studies to determine the extent of any required cleanup and will recognize in the financial statements costs to clean up known sites.

     Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

     Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect the Company. The impact of new legislation--if any--will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

At December 31, 2001, the Company had $65.5 million of short-term and revolving credit arrangements with banks to meet its short-term cash needs and to provide additional interim funding for the Company's construction program. Revolving credit arrangements total $20 million, of which $10 million expires April 30, 2003 and $10 million expires December 31, 2003.

     The Company may also meet short-term cash needs through a Southern Company subsidiary organized to issue and sell commercial paper at the request and for the benefit of the Company and the other Southern Company operating companies. At December 31, 2001, the Company had outstanding $32.2 million of commercial paper.

     The Company's committed credit arrangements provide liquidity support to the Company's variable rate obligations and to its commercial paper program. The amount of variable rate obligations outstanding at December 31, 2001 was $22.6 million.

     It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will be derived from sources similar to those used in the past. These sources were primarily from the issuances of first mortgage bonds, other long-term debt, and preferred stock, in addition to pollution control revenue bonds issued for the Company's benefit by public authorities, to meet long-term external financing requirements. Recently, the Company's financings have consisted of unsecured debt and trust preferred securities. The Company is required to meet certain earnings coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficiently high to permit, at present interest rate levels, any foreseeable security sales. There are no restrictions on the amount of unsecured indebtedness allowed. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.

Savannah Electric and Power Company 2001 Annual Report


Cautionary Statement Regarding Forward-Looking
Information

This Annual Report includes forward-looking statements in addition to historical information. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "projects," "potential" or "continue" or the negative of these terms or other comparable terminology. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry and also changes in environmental and other laws and regulations to which the Company is subject, as well as changes in application of existing laws and regulations; current and future litigation, including the pending EPA civil action against the Company; the effects, extent, and timing of the entry of additional competition in the markets of the Company; the impact of fluctuations in commodity prices, interest rates, and customer demand; state and federal rate regulations; political, legal, and economic conditions and developments in the United States; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial; the effects of, and changes in, economic conditions in the United States; the direct or indirect effects on the Company's business resulting from the terrorist incidents on September 11, 2001, or any similar such incidents or responses to such incidents; financial market conditions and the results of financing efforts; the ability of the Company to obtain additional generating capacity at competitive prices; weather and other natural phenomena; and other factors discussed elsewhere herein and in other reports (including the Form 10-K) filed from time to time by the Company with the Securities and Exchange Commission.

STATEMENTS OF INCOME
For the Years Ended December 31, 2001, 2000, and 1999
Savannah Electric and Power Company 2001 Annual Report


---------------------------------------------------------------------------------------------------------------------
                                                                       2001                 2000                1999
---------------------------------------------------------------------------------------------------------------------
                                                                                 (in thousands)
Operating Revenues:
Retail sales                                                       $269,172             $282,622            $242,265
Sales for resale --
  Non-affiliates                                                      8,884                4,748               3,395
  Affiliates                                                          3,205                4,974               4,151
Other revenues                                                        2,591                3,374               1,783
---------------------------------------------------------------------------------------------------------------------
Total operating revenues                                            283,852              295,718             251,594
---------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                               50,796               57,177              50,530
  Purchased power --
    Non-affiliates                                                   23,147               25,229              14,398
    Affiliates                                                       49,939               50,111              33,398
  Other                                                              50,607               53,086              50,341
Maintenance                                                          19,886               19,334              16,333
Depreciation and amortization (Note 3)                               25,951               25,240              23,841
Taxes other than income taxes                                        13,984               13,116              12,690
---------------------------------------------------------------------------------------------------------------------
Total operating expenses                                            234,310              243,293             201,531
---------------------------------------------------------------------------------------------------------------------
Operating Income                                                     49,542               52,425              50,063
Other Income (Expense):
Interest income                                                         173                  252                 169
Other, net                                                             (686)                (657)               (663)
---------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                            49,029               52,020              49,569
---------------------------------------------------------------------------------------------------------------------
Interest and Other:
Interest expense, net                                                12,517               12,737              11,938
Distributions on preferred securities of subsidiary                   2,740                2,740               2,740
---------------------------------------------------------------------------------------------------------------------
Total interest and other, net                                        15,257               15,477              14,678
---------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                         33,772               36,543              34,891
Income taxes (Note 5)                                                11,731               13,574              11,808
---------------------------------------------------------------------------------------------------------------------
Earnings Before Cumulative Effect of                                 22,041               22,969              23,083
   Accounting Change
Cumulative effect of accounting change--
  less income taxes of $14 thousand                                      22                    -                   -
---------------------------------------------------------------------------------------------------------------------
Net Income                                                         $ 22,063             $ 22,969            $ 23,083
=====================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2001, 2000, and 1999
Savannah Electric and Power Company 2001 Annual Report

---------------------------------------------------------------------------------------------------------------------------
                                                                             2001                 2000                1999
---------------------------------------------------------------------------------------------------------------------------
                                                                                       (in thousands)
Operating Activities:
Net income                                                                $22,063              $22,969             $23,083
Adjustments to reconcile net income
 to net cash provided from operating activities --
     Depreciation and amortization                                         27,895               26,639              25,454
     Deferred income taxes and investment tax credits, net                (20,528)                 728              (3,353)
     Other, net                                                             4,084                3,835                 (47)
     Changes in certain current assets and liabilities --
       Receivables, net                                                    24,079              (23,260)             (5,999)
       Fossil fuel stock                                                   (2,711)                 (31)             (2,125)
       Materials and supplies                                              (4,025)                (542)             (1,906)
       Accounts payable                                                    (8,439)               8,881               1,133
       Other                                                               12,631               (4,674)              1,731
---------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                55,049               34,545              37,971
---------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                  (31,296)             (27,290)            (29,833)
Other                                                                      (1,875)              (1,835)             (1,715)
---------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                    (33,171)             (29,125)            (31,548)
---------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                                 (13,241)              11,100              34,300
Proceeds --
     Other long-term debt                                                  65,000                    -                   -
     Capital contributions from parent company                               1,561                1,478               1,099
Retirements --
     First mortgage bonds                                                 (20,642)                   -             (15,800)
     Other long-term debt                                                 (30,071)                (251)               (481)
Payment of common stock dividends                                         (21,700)             (24,300)            (25,200)
Other                                                                        (394)                   -                 250
---------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                    (19,487)             (11,973)             (5,832)
---------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                     2,391               (6,553)                591
Cash and Cash Equivalents at Beginning of Period                                -                6,553               5,962
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                $ 2,391                 $  -             $ 6,553
===========================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the period for --
     Interest (net of amount capitalized)                                 $15,340              $13,329             $14,212
     Income taxes (net of refunds)                                        $21,034              $19,939             $12,647
---------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.


BALANCE SHEETS
At December 31, 2001 and 2000
Savannah Electric and Power Company 2001 Annual Report

-----------------------------------------------------------------------------------------------------------------------
Assets                                                                                2001                     2000
-----------------------------------------------------------------------------------------------------------------------
                                                                                             (in thousands)
Current Assets:
Cash and cash equivalents                                                         $  2,391                 $      -
Receivables --
  Customer accounts receivable                                                      29,959                   28,189
  Under-recovered retail fuel clause revenue                                        11,974                   39,632
  Other accounts and notes receivable                                                2,882                    1,412
  Affiliated companies                                                               1,170                      738
  Accumulated provision for uncollectible accounts                                    (500)                    (407)
Fossil fuel stock, at average cost                                                   9,851                    7,140
Materials and supplies, at average cost                                             12,969                    8,944
Prepaid taxes                                                                       12,511                    8,651
Other                                                                                  586                      377
-----------------------------------------------------------------------------------------------------------------------
Total current assets                                                                83,793                   94,676
-----------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service (Note 6)                                                                855,290                  829,270
Less accumulated provision for depreciation                                        402,492                  382,030
-----------------------------------------------------------------------------------------------------------------------
                                                                                   452,798                  447,240
Construction work in progress                                                        8,540                    6,782
-----------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                                               461,338                  454,022
-----------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                       2,742                    2,066
-----------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes (Note 5)                                   12,283                   12,404
Cash surrender value of life insurance for deferred compensation plans              20,002                   17,954
Debt expense, being amortized                                                        3,197                    3,003
Premium on reacquired debt, being amortized                                          6,890                    7,575
Other                                                                                4,498                    2,527
-----------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                             46,870                   43,463
-----------------------------------------------------------------------------------------------------------------------
Total Assets                                                                      $594,743                 $594,227
=======================================================================================================================
The accompanying notes are an integral part of these balance sheets.


BALANCE SHEETS
At December 31, 2001 and 2000
Savannah Electric and Power Company 2001 Annual Report

--------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholder's Equity                                               2001                     2000
--------------------------------------------------------------------------------------------------------------------
                                                                                          (in thousands)
Current Liabilities:
Securities due within one year (Note 6)                                        $  1,178                 $ 30,698
Notes payable                                                                    32,159                   45,400
Accounts payable --
  Affiliated                                                                      5,087                   16,153
  Other                                                                          10,160                    7,738
Customer deposits                                                                 6,237                    5,696
Taxes accrued --
  Income taxes                                                                    2,587                    3,450
  Other                                                                           1,668                    1,435
Interest accrued                                                                  4,014                    4,541
Vacation pay accrued                                                              2,361                    2,276
Other                                                                             9,097                    7,973
--------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                        74,548                  125,360
--------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                                    160,709                  116,902
--------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 5)                                       77,331                   79,756
Deferred credits related to income taxes (Note 5)                                13,776                   16,038
Accumulated deferred investment tax credits (Note 5)                              9,952                   10,616
Deferred compensation plans                                                       8,550                    7,695
Employee benefits provisions (Note 2)                                            18,936                   13,509
Other                                                                            14,023                    9,357
--------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                                    142,568                  136,971
--------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
  securities of subsidiary trusts holding company junior
  subordinated notes (See accompanying statements) (Note 6)                      40,000                   40,000
--------------------------------------------------------------------------------------------------------------------
Common stockholder's equity (See accompanying statements)                       176,918                  174,994
--------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                                     $594,743                 $594,227
====================================================================================================================
The accompanying notes are an integral part of these balance sheets.

STATEMENTS OF CAPITALIZATION
At December 31, 2001 and 2000
Savannah Electric and Power Company 2001 Annual Report

---------------------------------------------------------------------------------------------------------------------------
                                                                 2001              2000             2001              2000
---------------------------------------------------------------------------------------------------------------------------
                                                                      (in thousands)                (percent of total)
Long-Term Debt (Note 6):
First mortgage bonds --
       Maturity                           Interest Rates
       --------                           --------------
       July 1, 2003                       6.375%             $      -          $ 20,000
       May 1, 2006                        6.90%                20,000            20,000
       July 1, 2023                       7.40%                23,558            24,200
---------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                     43,558            64,200
---------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
       6.88% due June 1, 2001                                       -            10,000
       5.12% due May 15, 2003                                  20,000                 -
       6.55% due May 15, 2008                                  45,000                 -
       6.625% due March 17, 2015                               30,000            30,000
       Adjustable rates (6.71% to 6.86% at 1/1/01)
        due 2001                                                    -            20,000
---------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                  95,000            60,000
---------------------------------------------------------------------------------------------------------------------------
Other long-term debt --
      Pollution control revenue bonds --
        Non-collateralized:
         Variable rates (1.90% at 1/1/02)
          due 2016-2037                                        17,955            17,955
---------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                     17,955            17,955
---------------------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                   5,374             5,445
---------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
  requirement -- $9.6 million)                                161,887           147,600
Less amount due within one year (Note 6)                        1,178            30,698
---------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year           160,709           116,902            42.6%             35.2%
---------------------------------------------------------------------------------------------------------------------------
Company Obligated Mandatorily
  Redeemable Preferred Securities (Note 6):
$25 liquidation value --
  6.85%                                                        40,000            40,000
---------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $2.7 million)        40,000            40,000             10.6              12.1
---------------------------------------------------------------------------------------------------------------------------
Common Stockholder's Equity (Note 6):
Common stock, par value $5 per share --
  Authorized  - 16,000,000 shares
  Outstanding - 10,844,635 shares in 2001 and 2000
  Par value                                                    54,223            54,223
  Paid-in capital                                              12,826            11,265
Retained earnings                                             109,869           109,506
---------------------------------------------------------------------------------------------------------------------------
Total common stockholder's equity                             176,918           174,994             46.8              52.7
---------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                         $377,627          $331,896           100.0%            100.0%
===========================================================================================================================
The accompanying notes are an integral part of these statements.

STATEMENTS OF COMMON STOCKHOLDER'S EQUITY
For the Years Ended December 31, 2001, 2000, and 1999
Savannah Electric and Power Company 2001 Annual Report

----------------------------------------------------------------------------------------------------------------------


                                                 Common            Paid-In           Retained
                                                  Stock            Capital           Earnings            Total
----------------------------------------------------------------------------------------------------------------------
                                                                         (in thousands)

Balance at January 1, 1999                            $54,223            $ 8,688          $112,954           $175,865
Net income                                                  -                  -            23,083             23,083
Capital contributions from parent company                   -              1,099                 -              1,099
Cash dividends on common stock                              -                  -           (25,200)           (25,200)
----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                           54,223              9,787           110,837            174,847
Net income                                                  -                  -            22,969             22,969
Capital contributions from parent company                   -              1,478                 -              1,478
Cash dividends on common stock                              -                  -           (24,300)           (24,300)
----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                           54,223             11,265           109,506            174,994
Net income                                                  -                  -            22,063             22,063
Capital contributions from parent company                   -              1,561                 -              1,561
Cash dividends on common stock                              -                  -           (21,700)           (21,700)
----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001 (Note 6)                 $54,223            $12,826          $109,869           $176,918
======================================================================================================================
The accompanying notes are an integral part of these statements.


NOTES TO FINANCIAL STATEMENTS
Savannah Electric and Power Company 2001 Annual Report


1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

Savannah Electric and Power Company (the Company) is a wholly owned subsidiary of Southern Company, which is the parent company of five operating companies, a system service company, Southern Communications Services (Southern LINC), Southern Nuclear Operating Company (Southern Nuclear), Southern Power Company (Southern Power), and other direct and indirect subsidiaries. The operating companies provide electric service in four states. Contracts among the operating companies--related to jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power--are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission. The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern LINC provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Power was established in 2001 to construct, own, and manage Southern Company's competitive generation assets and sell electricity at market-based rates in the wholesale market.

     Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company also is subject to regulation by the FERC and the Georgia Public Service Commission (GPSC). The Company follows accounting principles generally accepted in the United States and complies with the accounting policies and practices prescribed by the GPSC. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates, and the actual results may differ from those estimates.

     Certain prior years' data presented in the financial statements has been reclassified to conform with the current year presentation.

Affiliate Transactions

The Company has an agreement with the system service company under which the following services are rendered to the Company at cost: general and design engineering, purchasing, accounting and statistical, finance and treasury, tax, information resources, marketing, auditing, insurance and employee benefits, human resources, systems and procedures, and other administrative services with respect to business and operations and power pool operations. Costs for these services amounted to $15.0 million, $15.1 million, and $16.0 million during 2001, 2000, and 1999, respectively.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to:

                                         2001            2000
                                     --------------------------
                                         (in thousands)
Deferred income tax charges             $ 12,283      $ 12,404
Premium on reacquired debt                 6,890         7,575
Gas by-pass facility                         209           299
Deferred income tax credits              (13,776)      (16,038)
Storm damage reserves                     (4,228)       (2,733)
Accelerated depreciation                  (8,000)       (5,500)
---------------------------------------------------------------
Total                                   $ (6,622)     $ (3,993)
===============================================================

     In the event that a portion of the Company's operations is no longer subject to the provisions of FASB Statement No. 71, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value.

Revenues and Fuel Costs

The Company currently operates as a vertically integrated utility providing electricity to retail customers within its traditional service area of southeastern Georgia and to wholesale customers in the Southeast.

Savannah Electric and Power Company 2001 Annual Report


    Revenues are recognized as services are rendered. Unbilled revenues are accrued at the end of each fiscal period. Fuel costs are expensed as the fuel is used. Electric rates for the Company include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current regulated rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts averaged less than 1 percent of revenues.

    In 2001, the GPSC approved an increase in the Company's fuel cost recovery rate amounting to a total average annual rate increase of 18 percent for all customer classes. An increase of slightly over one-third of a cent per kilowatt-hour was approved in 2000.

Depreciation and Amortization

Depreciation of the original cost of plant in service is provided primarily by using composite straight-line rates, which approximated 3.0 percent in 2001, 2000, and 1999. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost--together with the cost of removal, less salvage--is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of removal of certain facilities. In 2001, 2000, and 1999, the Company recorded accelerated depreciation of $2.5 million, $2.5 million, and $2.0 million, respectively, in accordance with the GPSC's 1998 rate order. See Note 3 to the financial statements for more information.

Income Taxes

The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Allowance for Funds Used During Construction
    (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rates used by the Company to calculate AFUDC were 5.13 percent in 2001, 6.87 percent in 2000, and 6.26 percent in 1999.

Property, Plant, and Equipment

Property, plant, and equipment is stated at original cost less regulatory disallowances and impairments. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits, and AFUDC. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property exclusive of minor items of property is capitalized.

Cash and Cash Equivalents

For purposes of the financial statements, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Materials and Supplies

Generally, materials and supplies include the costs of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Financial Instruments

Effective January 2001, the Company adopted FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The impact on net income was immaterial. The Company uses derivative financial instruments to hedge exposure to fluctuations in certain commodity prices. Gains and losses on qualifying hedges are deferred and recognized either as income or as an adjustment to the carrying amount of the hedged item when the transaction occurs.

Savannah Electric and Power Company 2001 Annual Report


     The Company is exposed to losses related to financial instruments in the event of counterparties' nonperformance. The Company has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate the Company's exposure to counterparty credit risk.

   The five operating companies and Southern Power enter into commodity related forward and option contracts to limit exposure to changing prices on certain fuel purchases and electricity purchases and sales. Substantially all of Southern Company's bulk energy purchases and sales contracts meet the definition of a derivative under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. In many cases, these fuel and electricity contracts qualify for normal purchase and sale exceptions under Statement No. 133 and are accounted for under the accrual method. Other contracts qualify as cash flow hedges of anticipated transactions, resulting in the deferral of related gains and losses, and are recorded in other comprehensive income until the hedged transactions occur. Any ineffectiveness is recognized currently in net income. Contracts that do not qualify for the normal purchase and sale exception and that do not meet the hedge requirements are marked to market through current period income.

     On June 1, 2001, the Company implemented a natural gas/oil hedging program which was ordered by the GPSC as part of the fuel cost recovery increase filing. The maximum annual dollar amount of the hedges recoverable through the fuel cost recovery clause is 10 percent of the annual gas/oil budget or $1.5 million for 2001 and $2.4 million for 2002.

     The Company's other financial instruments for which the carrying amounts did not equal fair value at December 31 were as follows:

                                      Carrying           Fair
                                        Amount          Value
                                    --------------------------
                                          (in millions)
Long-term debt:
    At December 31, 2001                 $157             $157
    At December 31, 2000                 $142             $140
Trust preferred securities:
    At December 31, 2001                  $40              $38
    At December 31, 2000                  $40              $36

     The fair values for long-term debt and trust preferred securities were based on either closing market prices or closing prices of comparable instruments.

2.  RETIREMENT BENEFITS

The Company has defined benefit, trusteed, non-contributory pension plans that cover substantially all employees. The Company provides certain medical care and life insurance benefits for retired employees. The Company funds trusts to the extent required by the GPSC and the FERC. The measurement date for plan assets and obligations is September 30 of each year. In late 2000, the Company adopted several pension and postretirement benefit plan changes that had the effect of increasing benefits to both current and future retirees.

Pension Plans

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                            Projected
                                       Benefit Obligations
                                    ---------------------------
                                          2001          2000
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $71,521       $66,509
Service cost                             2,074         1,844
Interest cost                            5,426         4,854
Benefits paid                           (3,986)       (3,469)
Actuarial loss and
    employee transfers                     894         1,564
Amendments                               3,621           219
---------------------------------------------------------------
Balance at end of year                 $79,550       $71,521
===============================================================

                                           Plan Assets
                                    ---------------------------
                                          2001          2000
--------------------------------========================-------
                                          (in thousands)
Balance at beginning of year           $61,880       $54,480
Actual return on plan assets            (8,911)       10,493
Benefits paid                           (3,570)       (3,210)
Employee transfers                       1,459           117
---------------------------------====================----------
Balance at end of year                 $50,858       $61,880
===============================================================

Savannah Electric and Power Company 2001 Annual Report


     The accrued pension costs recognized in the Balance Sheets were as follows:

                                         2001           2000
---------------------------------------------------------------
                                         (in thousands)
Funded status                        $(28,692)       $(9,641)
Unrecognized transition
  obligation                                -             89
Unrecognized prior service
  cost                                  7,401          4,391
Unrecognized net loss (gain)           12,336           (235)
---------------------------------------------------------------
Accrued liability recognized
  in the Balance Sheets              $ (8,955)       $(5,396)
===============================================================

      Components of the pension plan's net periodic cost were as follows:

                                    2001       2000       1999
-----------------------------------------------------------------
                                          (in thousands)
Service cost                     $ 2,074    $ 1,844    $ 1,838
Interest cost                      5,426      4,854      4,327
Expected return on plan
    assets                        (4,215)    (4,174)    (4,063)
Recognized net loss                   16          -        171
Net amortization                     700        503        478
-----------------------------------------------------------------
Net pension cost                 $ 4,001    $ 3,027    $ 2,751
=================================================================

Postretirement Benefits

Changes during the year in the accumulated benefit obligations and in the fair value of plan assets were as follows:

                                           Accumulated
                                        Benefit Obligations
                                    ---------------------------
                                          2001          2000
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $26,124       $22,904
Service cost                               433           376
Interest cost                            2,022         1,865
Benefits paid                             (987)         (963)
Actuarial gain and
    employee transfers                  (1,214)       (1,367)
Amendments                               1,743         3,309
---------------------------------------------------------------
Balance at end of year                 $28,121       $26,124
===============================================================

                                           Plan Assets
                                    ---------------------------
                                        2001           2000
---------------------------------------------------------------
                                          (in thousands)
Balance at beginning of year           $6,910        $5,254
Actual return on plan assets             (789)          606
Employer contributions                  2,267         2,013
Benefits paid                            (987)         (963)
---------------------------------------------------------------
Balance at end of year                 $7,401        $6,910
===============================================================

    The accrued postretirement costs recognized in the Balance Sheets were as follows:

                                          2001           2000
---------------------------------------------------------------
                                           (in thousands)
Funded status                          $(20,720)    $(19,214)
Unrecognized transition
    obligation                            5,431        5,925
Unamortized prior service cost            4,691        3,185
Unrecognized net loss                     1,831        1,701
Fourth quarter contributions              1,577        1,493
---------------------------------------------------------------
Accrued liability recognized in
    the Balance Sheets                 $ (7,190)    $ (6,910)
===============================================================

    Components of the postretirement plan's net periodic cost were as follows:

                                        2001     2000      1999
----------------------------------------------------------------
                                            (in thousands)
Service cost                          $  433   $  376    $  404
Interest cost                          2,022    1,865     1,549
Expected return on plan assets          (555)    (429)     (345)
Recognized net loss                        -       66       152
Net amortization                         731      618       494
----------------------------------------------------------------
Net postretirement cost               $2,631   $2,496    $2,254
================================================================

    The weighted average rates assumed in the actuarial calculations for both the pension plan and postretirement benefits plan were:

                                          2001         2000
-------------------------------------------------------------
Discount                                  7.50%        7.50%
Annual salary increase                    5.00         5.00
Long-term return on plan assets           8.50         8.50
-------------------------------------------------------------

      An additional assumption used in measuring the accumulated postretirement benefit obligations was a weighted average medical care cost trend rate of 9.25 percent for 2001, decreasing gradually to 5.25 percent through the year 2010, and remaining at that level thereafter. An annual increase or decrease in the

Savannah Electric and Power Company 2001 Annual Report


assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 2001 as follows:

                                     1 Percent     1 Percent
                                      Increase      Decrease
---------------------------------------------------------------
                                          (in thousands)
Benefit obligation                     $2,070        $2,051
Service and interest costs                181           179
===============================================================

     The Company has a supplemental retirement plan for certain executive employees. The plan is unfunded and payable from the general funds of the Company. The Company has purchased life insurance on participating executives and plans to use these policies to satisfy this obligation.

Employee Savings Plan

The Company also sponsors a 401(k) defined contribution plan covering substantially all employees. The Company provides a 75 percent matching contribution up to 6 percent of an employee's base salary. Total matching contributions made to the plan for the years 2001, 2000, and 1999 were $1.0 million, $0.9 million, and $0.9 million, respectively.

3.   CONTINGENCIES AND REGULATORY
     MATTERS

General

The Company is subject to certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company's financial condition.

Environmental Litigation

On November 3, 1999, the Environmental Protection Agency (EPA) brought a civil action in the U.S. District Court against Alabama Power, Georgia Power, and the system service company. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The Clean Air Act authorizes civil penalties of up to $27,500 per day, per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day.

   The EPA concurrently issued to the operating companies a notice of violation related to 10 generating facilities, which includes the five facilities mentioned previously and the Company's Plant Kraft. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Mississippi Power, and the Company as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution control equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. The U.S. District Court in Georgia granted Alabama Power's motion to dismiss for lack of jurisdiction in Georgia and granted the system service company's motion to dismiss on the grounds that it neither owned nor operated the generating units involved in the proceedings. The court granted the EPA's motion to add the Company as a defendant, but it denied the motion to add Gulf Power and Mississippi Power based on lack of jurisdiction over those companies. The court directed the EPA to re-file its amended complaint limiting claims to those brought against Georgia Power and the Company. The EPA re-filed those claims as directed by the court. Also, the EPA re-filed its claims against Alabama Power in U.S. District Court in Alabama. It has not re-filed against Gulf Power, Mississippi Power, or the system service company.

   The Alabama Power, Georgia Power, and the Company's cases have been stayed since the spring of 2001, pending a ruling by the U.S. Court of Appeals for the Eleventh Circuit in the appeal of a very similar New Source Review enforcement action against the Tennessee Valley Authority (TVA). The TVA case involves many of the same legal issues raised by the actions against Alabama Power, Georgia Power, and the Company. Because the outcome of the TVA case could have a

Savannah Electric and Power Company 2001 Annual Report


significant adverse impact on Alabama Power and Georgia Power, both companies are parties to that case as well. The U.S. District Court in Alabama has indicated that it will revisit the issue of a continued stay in April 2002. The U.S. District Court in Georgia is currently considering a motion by the EPA to reopen the Georgia case. Georgia Power and the Company have opposed that motion.

     The Company believes that it complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

Retail Regulatory Matters

Rates to retail customers served by the Company are regulated by the GPSC. As part of the Company's rate settlement in 1992, it was informally agreed that the Company's earned rate of return on common equity should be 12.95 percent.

     In 1998, the GPSC approved a four-year accounting order for the Company. Under this order, the Company will reduce the electric rates of its small business customers by approximately $11 million over four years. The Company will also expense an additional $1.95 million in storm damage accruals and accrue an additional $8 million in depreciation on generating assets over the term of the order. The additional depreciation will be accumulated in a regulatory liability account to be available to mitigate any potential stranded costs. In addition, the Company has discretionary authority to provide up to an additional $0.3 million per year in storm damage accruals and up to an additional $4.0 million in depreciation expense over the four years. Total storm damages accrued under the order were $1.5 million per year in 2001, 2000, and 1999 which included discretionary expense of $0.3 million in each year. No discretionary depreciation was recorded in the last three years. Over the term of the order, the Company is precluded from asking for a rate increase except upon significant changes in economic conditions, new laws, or regulations. There is a quarterly monitoring of the Company's earnings performance.

     The Company filed a base rate case November 30, 2001 for the first time since 1985. The primary reason for this base rate case is to recover significant new costs related to the 200 megawatt Plant Wansley power purchase agreement beginning June 2002, as well as other operation and maintenance expense changes. The requested increase is 7.6 percent of total rates (base plus fuel). In the filing, the Company announced it would file in early 2002 for a fuel decrease which would offset most, if not all, of the base rate increase.

4.   COMMITMENTS

Construction Program

The Company is engaged in a continuous construction program, currently estimated to total $34.8 million in 2002, $37.6 million in 2003, and $43.3 million in 2004. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment, and materials; and changes in cost of capital. The Company does not have any traditional baseload generating plants under construction. However, construction related to new and upgrading of existing transmission and distribution facilities and the upgrading of generating plants will continue.

Fuel and Purchased Power Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. The Company has fuel commitments of $34 million for 2002, $0.3 million for each of the four years 2003 through 2006, and $6 million for 2007 and beyond.

     In addition, the system service company acts as agent for the Company and the other operating companies and Southern Power with regard to natural gas purchases. Natural gas purchases (in dollars) are based on various indices at the actual time of delivery; therefore, only the volume commitments are firm. The Company's committed volumes allocated based on usage projections as of

Savannah Electric and Power Company 2001 Annual Report


December 31, 2001 are as follows:

Year                                              Natural Gas
----                                            -------------
                                                     (MMBtu)
2002                                                4,765,152
2003                                                4,356,394
2004                                                3,049,457
2005                                                2,115,548
2006                                                1,804,674
2007 and beyond                                       612,901
---------------------------------------------------------------
Total commitments                                  16,704,126
===============================================================

     The Company has entered into various long-term commitments for the purchase of electricity, substantially all from affiliated companies, including the Plant Wansley purchased power agreement. Estimated total long-term obligations at December 31, 2001 were as follows:

Year                                             Commitments
----                                           --------------
                                               (in thousands)
2002                                              $  9,944
2003                                                13,640
2004                                                13,656
2005                                                13,670
2006                                                13,686
2007 and beyond                                     41,152
---------------------------------------------------------------
Total commitments                                 $105,748
===============================================================

Operating Leases

The Company has rental agreements with various terms and expiration dates. Rental expenses totaled $0.4 million for 2001, $0.4 million for 2000, and $0.5 million for 1999.

     At December 31, 2001, estimated future minimum lease payments for noncancelable operating leases were as follows:

                                                 Rental
                                               Commitments
                                              ---------------
                                             (in thousands)
2002                                               $429
2003                                                429
2004                                                429
2005                                                429
2006                                                429
2007 and thereafter                               4,894
--------------------------------------------------------------
Total commitments                                $7,039
==============================================================

5.   INCOME TAXES

At December 31, 2001, tax-related regulatory assets and liabilities were $12.3 million and $13.8 million, respectively. The assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized interest. The liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

     Details of income tax provisions are as follows:

                                        2001     2000      1999
                                       ---------------------------
                                          (in thousands)
Total provision for income taxes
Federal --
   Currently payable                $ 27,991  $11,102   $12,968
   Deferred                          (17,951)      75    (3,329)
------------------------------------------------------------------
                                      10,040   11,177     9,639
------------------------------------------------------------------
State --
   Currently payable                   4,282    1,744     2,193
   Deferred                           (2,577)     653       (24)
------------------------------------------------------------------
                                       1,705    2,397     2,169
------------------------------------------------------------------
Total                               $ 11,745  $13,574   $11,808
==================================================================

   The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                 2001        2000
                                             ---------------------
                                                 (in thousands)
Deferred tax liabilities:
   Accelerated depreciation                   $81,654     $76,901
   Property basis differences                 (1,437)       5,904
   Other                                        6,566      17,807
------------------------------------------------------------------
Total                                          86,783     100,612
------------------------------------------------------------------
Deferred tax assets:
   Pension and other benefits                  11,403       9,744
   Other                                       10,560       7,662
------------------------------------------------------------------
Total                                          21,963      17,406
------------------------------------------------------------------
Total deferred tax liabilities, net            64,820      83,206
Portion included in current assets
(liabilities), net                             12,511     (3,450)
------------------------------------------------------------------
Accumulated deferred income taxes
   in the Balance Sheets                      $77,331     $79,756
==================================================================

     In accordance with regulatory requirements, deferred investment tax credits are amortized over the lives of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income.

Savannah Electric and Power Company 2001 Annual Report


Credits amortized in this manner amounted to $0.7 million per year in 2001, 2000, and 1999. At December 31, 2001, all investment tax credits available to reduce federal income taxes payable had been utilized.

     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                      2001      2000       1999
                                    -----------------------------
 Federal statutory tax rate             35%      35%       35%
 State income tax, net of
    Federal income tax benefit           3        4         4
 Other                                  (3)      (2)       (5)
 ----------------------------------------------------------------
 Effective income tax rate              35%      37%       34%
 ================================================================

     Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. In accordance with Internal Revenue Service regulations, each company is jointly and severally liable for the tax liability.

6.   CAPITALIZATION

Trust Preferred Securities

In December 1998, Savannah Electric Capital Trust I, of which the Company owns all of the common securities, issued $40 million of 6.85% mandatorily redeemable preferred securities. Substantially all of the assets of the Trust are $40 million aggregate principal amount of the Company's 6.85% junior subordinated notes due December 31, 2028.

     The Company considers that the mechanisms and obligations relating to the trust preferred securities, taken together, constitute a full and unconditional guarantee by the Company of payment obligations with respect to the preferred securities of Savannah Electric Capital Trust I.

     Savannah Electric Capital Trust I is a subsidiary of the Company, and accordingly is consolidated in the Company's financial statements.

Long-Term Debt and Capital Leases

The Company's Indenture related to its First Mortgage Bonds is unlimited as to the authorized amount of bonds which may be issued, provided that required property additions, earnings, and other provisions of such Indenture are met.

     Maturities and retirements of long-term debt were $50.7 million in 2001, $0.4 million in 2000, and $16.2 million in 1999.

     In May 2001, the Company issued $20 million of series B 5.12% senior notes maturing May 15, 2003 and $45 million of series C 6.55% senior notes maturing May 15, 2008. The Company used these proceeds to redeem its $20 million 6 3/8 Series First Mortgage Bonds due July 1, 2003, to repay long-term bank loans in the amount of $30 million, and to repay a portion of its short-term indebtedness.

     Assets acquired under capital leases are recorded as utility plant in service, and the related obligation is classified as other long-term debt. Leases are capitalized at the net present value of the future lease payments. However, for ratemaking purposes, these obligations are treated as operating leases, and as such, lease payments are charged to expense as incurred.

Securities Due Within One Year

A summary of the sinking fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                                   2001       2000
                                              ---------------------
                                                  (in thousands)
Bond sinking fund requirement                      $436     $  642
Less:
   Portion to be satisfied by
     certifying property additions                    -        642
-------------------------------------------------------- ----------
Cash sinking fund requirement                       436          -
Other long-term debt maturities                     742     30,698
-------------------------------------------------------------------
Total                                            $1,178    $30,698
===================================================================

     The first mortgage bond improvement (sinking) fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the Indenture prior to January 1 of each year, other than those issued to collateralize pollution control and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 1 2/3 times the requirements.

     The sinking fund requirements of first mortgage bonds were satisfied by cash redemption in 2001 and by certifying property additions in 2000. It is anticipated that the 2002 requirement will be satisfied by cash redemption.

Savannah Electric and Power Company 2001 Annual Report


Sinking fund requirements and/or maturities through 2006 applicable to long-term debt are as follows: $1.2 million in 2002; $20.7 million in 2003; $0.6 million in 2004; $0.6 million in 2005; and $20.6 million in 2006.

Bank Credit Arrangements

At the end of 2001, unused credit arrangements with five banks totaled $65.5 million and expire at various times during 2002 and 2003.

     The Company has revolving credit arrangements of $20 million, of which $10 million expires April 30, 2003 and $10 million expires December 31, 2003. One of these agreements allows short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the Company's option.

     In connection with these credit arrangements, the Company agrees to pay commitment fees based on the unused portions of the commitments.

     The Company may also meet short-term cash needs through a Southern Company subsidiary organized to issue and sell commercial paper at the request and for the benefit of the Company and the other Southern Company operating companies. At December 31, 2001, the Company had outstanding $32.2 million of commercial paper.

     The Company's committed credit arrangements provide liquidity support to the Company's variable rate obligations and to its commercial paper program. The amount of variable rate obligations outstanding at December 31, 2001 was $22.6 million.

Assets Subject to Lien

As amended and supplemented, the Company's Indenture of Mortgage, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises. A second lien for $14 million in pollution control obligations is secured by a portion of the Plant McIntosh property.

Common Stock Dividend Restrictions

The Company's Indenture contains certain limitations on the payment of cash dividends on common stock. At December 31, 2001, approximately $68 million of retained earnings was restricted against the payment of cash dividends on common stock under the terms of the Indenture.

7.    QUARTERLY FINANCIAL INFORMATION
      (UNAUDITED)

Summarized quarterly financial data for 2001 and 2000 are as follows (in thousands):

                                                Net Income After
                      Operating    Operating      Dividends on
Quarter Ended          Revenues      Income     Preferred Stock
------------------------------------------------------------------

March 2001             $61,691    $  6,799       $  1,476
June 2001               73,970      14,620          6,246
September 2001          93,583      22,332         11,309
December 2001           54,608       5,791          3,032

March 2000             $52,390    $  6,583       $  1,643
June 2000               72,780      14,904          6,287
September 2000          98,849      24,461         12,351
December 2000           71,699       6,477          2,688
---------------------------------------------------------------

     The Company's business is influenced by seasonal weather conditions and a seasonal rate structure, among other factors.

SELECTED FINANCIAL AND OPERATING DATA 1997-2001
Savannah Electric and Power Company 2001 Annual Report


----------------------------------------------------------------------------------------------------------------------------------
                                                             2001            2000            1999            1998            1997
----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                        $283,852        $295,718        $251,594        $254,455        $226,277
Net Income after Dividends
  on Preferred Stock (in thousands)                       $22,063         $22,969         $23,083         $23,644         $23,847
Cash Dividends
  on Common Stock (in thousands)                          $21,700         $24,300         $25,200         $23,500         $20,500
Return on Average Common Equity (percent)                   12.54           13.13           13.16           13.44           13.71
Total Assets (in thousands)                              $594,743        $594,227        $570,218        $555,799        $547,352
Gross Property Additions (in thousands)                   $31,296         $27,290         $29,833         $18,071         $18,846
----------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                      $176,918        $174,994        $174,847        $175,865        $175,631
Preferred stock                                                 -               -               -               -          35,000
Company obligated mandatorily
  redeemable preferred securities                          40,000          40,000          40,000          40,000               -
Long-term debt                                            160,709         116,902         147,147         163,443         142,846
----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)            $377,627        $331,896        $361,994        $379,308        $353,477
==================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                          46.8            52.7            48.3            46.4            49.7
Preferred stock                                                 -               -               -               -             9.9
Company obligated mandatorily
  redeemable preferred securities                            10.6            12.1            11.0            10.5               -
Long-term debt                                               42.6            35.2            40.7            43.1            40.4
----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)               100.0           100.0           100.0           100.0           100.0
==================================================================================================================================
Security Ratings:
First Mortgage Bonds -
   Moody's                                                     A1              A1              A1              A1              A1
   Standard and Poor's                                         A+              A+             AA-             AA-             AA-
Preferred Stock -
   Moody's                                                   Baa1              a2              a2              a2              a2
   Standard and Poor's                                       BBB+            BBB+              A-               A               A
Unsecured Long-Term Debt -
   Moody's                                                     A2               -               -               -               -
   Standard and Poor's                                          A               -               -               -               -
==================================================================================================================================
Customers (year-end):
Residential                                               117,199         115,646         112,891         110,437         109,092
Commercial                                                 16,121          15,727          15,433          15,328          14,233
Industrial                                                     76              75              67              63              64
Other                                                         474             444             417             377           1,129
----------------------------------------------------------------------------------------------------------------------------------
Total                                                     133,870         131,892         128,808         126,205         124,518
==================================================================================================================================
Employees (year-end):                                         550             554             533             542             535
----------------------------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL AND OPERATING DATA 1997-2001 (continued)
Savannah Electric and Power Company 2001 Annual Report


-----------------------------------------------------------------------------------------------------------------------------
                                                        2001            2000            1999            1998            1997
-----------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                         $123,819        $129,520        $112,371        $109,393         $96,587
Commercial                                           100,835         102,116          88,449          86,231          78,949
Industrial                                            34,971          40,839          32,233          37,865          35,301
Other                                                  9,547          10,147           9,212           8,838           8,621
-----------------------------------------------------------------------------------------------------------------------------
Total retail                                         269,172         282,622         242,265         242,327         219,458
Sales for resale  - non-affiliates                     8,884           4,748           3,395           4,548           3,467
Sales for resale  - affiliates                         3,205           4,974           4,151           3,016           2,052
-----------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity             281,261         292,344         249,811         249,891         224,977
Other revenues                                         2,591           3,374           1,783           4,564           1,300
-----------------------------------------------------------------------------------------------------------------------------
Total                                               $283,852        $295,718        $251,594        $254,455        $226,277
=============================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                        1,658,735       1,671,089       1,579,068       1,539,792       1,428,337
Commercial                                         1,388,357       1,369,448       1,287,832       1,236,337       1,156,078
Industrial                                           787,674         800,150         713,448         900,012         881,261
Other                                                133,967         135,824         132,555         131,142         124,490
-----------------------------------------------------------------------------------------------------------------------------
Total retail                                       3,968,733       3,976,511       3,712,903       3,807,283       3,590,166
Sales for resale  - non-affiliates                   111,145          77,481          51,548          53,294          94,280
Sales for resale  - affiliates                        87,799          88,646          76,988          58,415          54,509
-----------------------------------------------------------------------------------------------------------------------------
Total                                              4,167,677       4,142,638       3,841,439       3,918,992       3,738,955
=============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                             7.46            7.75            7.12            7.10            6.76
Commercial                                              7.26            7.46            6.87            6.97            6.83
Industrial                                              4.44            5.10            4.52            4.21            4.01
Total retail                                            6.78            7.11            6.52            6.36            6.11
Sales for resale                                        6.08            5.85            5.87            6.77            3.71
Total sales                                             6.75            7.06            6.50            6.38            6.02
Residential Average Annual
  Kilowatt-Hour Use Per Customer                      14,241          14,593          14,100          14,061          13,231
Residential Average Annual
  Revenue Per Customer                             $1,063.07       $1,131.08       $1,003.39         $998.94         $894.73
Plant Nameplate Capacity
  Ratings (year-end) (megawatts)                         788             788             788             788             788
Maximum Peak-Hour Demand (megawatts):
Winter                                                   758             724             719             582             625
Summer                                                   846             878             875             846             802
Annual Load Factor (percent)                            55.9            53.4            51.2            54.9            54.3
Plant Availability Fossil-Steam (percent):              81.2            78.5            72.8            72.9            93.7
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Source of Energy Supply (percent):
Coal                                                    50.5            51.6            44.6            41.6            34.4
Oil and gas                                              4.0             6.9            12.3            12.9             5.2
Purchased power -
  From non-affiliates                                    5.3             7.7             5.3             3.4             1.4
  From affiliates                                       40.2            33.8            37.8            42.1            59.0
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Total                                                  100.0           100.0           100.0           100.0           100.0
=============================================================================================================================

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